EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Simcere Pharmaceutical Group:

We consent to the incorporation by reference in the registration statement (No. 333-146736) on Form S-8 of Simcere Pharmaceutical Group of our reports dated April 25, 2012, with respect to the consolidated balance sheets of Simcere Pharmaceutical Group as of December 31, 2010 and 2011, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011 and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011, annual report on Form 20-F of Simcere Pharmaceutical Group.

/s/ KPMG

Hong Kong, China

April 25, 2012